Exhibit 99.2

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Tracy Smith Optical Cable Corporation - Senior Vice President and Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Allison Crowell Intertech Group - Analyst

PRESENTATION

Operator

Good morning. My name is Maria, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation first quarter 2016 earnings conference call.

(Operator Instructions)

Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Great. Good morning, and thank you all for participating in Optical Cable Corporation's first quarter of fiscal year 2016 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today's call.

Now, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2016, in more detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session.

We also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

As we expected, our results in the first quarter of 2016 were negatively impacted by uncertainty in the global macroeconomic environment. In particular, we continued to experience demand weakness in the oil and gas and mining specialty markets. Many of our products for these specialty markets require specific product and solution expertise and tend to have higher gross profit margins. As a result, our gross profit margins for the quarter were negatively impacted. We are also seeing downward pressure on pricing in certain of our markets, particularly the wireless carrier market.

In light of these market conditions, we are continuing to focus on those factors we can control to position OCC for future success. We continue to pursue opportunities to increase sales, realize operational efficiencies, and we will reduce cost to improve our bottom line results. We've received positive feedback from our customers on our new product lines which we expect to drive future topline growth.

In addition, we continue to invest in product innovation in order to extend our broad suite of top-tier integrated connectivity and cabling solutions.

In fact, as you may have seen in a press release this morning, we are excited to announce that we have received a notice of allowance for the patent application covering printed circuit board and related technologies that enable the achievement of the pending Category 8 performance standard in the popular RJ-45 modular connector. We believe this groundbreaking technology is a key to unlocking high-speed Cat 8 performance in a cost-effective manner.

OCC has long been a leader in copper data communications connectivity, and this announcement is another example of our capabilities. Today, our expertise and reputation for innovation has grown far beyond the pioneering designs of fiber optic cables for which we are well known. Building on our acquisitions of SMP Data Communications and Applied Optical Systems, we have created a comprehensive range of top-tier fiber optic and copper connectivity and structured cabling management products and solutions.

With this comprehensive and innovative suite of product offerings and solutions, and our continuing product innovation, we have a strong foundation in place. In addition, OCC continues to have a strong market position. We believe we are well positioned for growth and success and we are taking the right steps to enhance shareholder value.

I will now turn the call over to Tracy Smith to review some specifics regarding our first quarter of fiscal year 2016.

Tracy Smith - Optical Cable Corporation - Senior Vice President and Chief Financial Officer

Thank you, Neil. The Company achieved consolidated net sales of $14 million during the first quarter of fiscal year 2016, compared to net sales of $17.4 million for the same period last year. We experienced a decrease in net sales in both our enterprise and specialty markets in the first quarter of fiscal 2016, compared to the same period last year.

As Neil mentioned, OCC's net sales continued to be negatively impacted by the decrease in demand in the oil and gas and mining specialty markets, due to continued macroeconomic weakness in these markets. Additionally, we are also continuing to see downward pressure on pricing in certain markets, particularly the wireless carrier market.

Net sales outside of the United States continue to be negatively impacted by the strong U.S. dollar relative to other international currencies.

Gross profit was $3.5 million in the first quarter of fiscal year 2016, compared to $5.4 million in the first quarter of fiscal year 2015. Gross profit margin, or gross profit as a percentage of net sales, was 24.9% in the first quarter of fiscal 2016, compared to 31% in the first quarter of fiscal 2015.

Net sales decreases in certain specialty markets and pricing pressures in certain markets, particularly the wireless carrier market, negatively impacted gross profit during the first quarter of fiscal 2016, compared to the same period last year. The lower gross profit margin in the first quarter of fiscal 2016 when compared to the same period last year was primarily due to lower sales volumes overall. Additionally, the sale of certain lower margin products negatively impacted our gross profit margin. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses decreased 11.1% to $5.1 million in the first quarter of fiscal 2016, compared to $5.7 million for the same period last year. SG&A expenses as a percentage of net sales were 36.2% in the first quarter of fiscal 2016, compared to 33% in the first quarter of fiscal year 2015. The decrease in SG&A expenses was the result of targeted cost reduction efforts across all expense categories.

For the first quarter of fiscal year 2016, we reported a net loss attributable to OCC of $1.7 million, or $0.28 per basic and diluted share, compared to a net loss of $228,000, or $0.04 per basic and diluted share, for the same period last year.

As of January 31, 2016, we had outstanding borrowings of $6 million on our revolving credit facility and $1.6 million in available credit. We also had outstanding loan balances of $7.2 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Thank you, Tracy. And now, if you have any questions, we are happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions) Allison Crowell of Intertech Group.

 Allison Crowell - Intertech Group - Analyst

Great. Hello, all. First off, thank you for the general update. My question today is, I was wondering if you could disclose under the revised terms of your debt covenants for calculating the interest coverage ratio, what roughly was the eligible severance cost expense for your most recent quarter?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

We can't disclose that. We have disclosed in a fair amount of detail, actually a lot of detail, the modifications to the loan agreements included in the 10-K.

Allison Crowell - Intertech Group - Analyst

Okay, great, thank you. I’ll look forward to reading the complete quarterly financials.

Operator

(Operator Instructions) I am showing no further questions at this time, sir.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Okay, thank you. Aaron, were there any questions submitted by individual investors in advance of today's call?

Aaron Palash - Joele Frank, Wilkinson, Brimmer, Katcher - Investor Relations

Neil, at this time, we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President and Chief Executive Officer

Okay. I would like to thank everyone for listening to our first quarter conference call today. As always, we appreciate your time and interest in OCC.

As a reminder, OCC's Annual Meeting of Shareholders is scheduled for Tuesday March 29, 2016, in Roanoke. We look forward to seeing those of you that are able to attend in person.

Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's call. You may now disconnect and have a wonderful day.